MASTER JOINT VENTURE AGREEMENT

THIS MASTER JOINT VENTURE AGREEMENT (this "Agreement"), is to be effective as of March 23, 2005 (the "Effective Date"), by and between ENERGY CAPITAL GROUP, LLC, a Nevada limited liability company and its assigns, having a principal place of business at 1544 Sawdust Road, Suite 100, The Woodlands, Texas 77380 ("ECG"), and MAXIM TEP, INC., a Texas corporation having its principal place of business at 9400 Grogan's Mill Road, Suite 205, The Woodlands, Texas 77380 ("MXM"). ECG and MXM may be referred to in this Agreement collectively as the "Parties" or individually as a "Party".

WITNESSETH:

WHEREAS, MXM has an exclusive license in and to use the Lateral Jetting Technology (the "License");

WHEREAS, ECG anticipates acquiring various mineral interests, including working, royalty and/or revenue interests, contingent or otherwise (the "Interests"), in various oil and gas wells the productivity of which may be improved by the Lateral Jetting Technology;

WHEREAS, the Parties desire to enter into this Agreement to jointly investigate and, if appropriate, exploit the use of the Lateral Jetting Technology on such wells;

NOW THEREFORE, IN CONSIDERATION of the mutual promises, conditions and agreements herein contained, the sufficiency of which is hereby acknowledged, ECG and MXM hereto mutually agree as follows:

ARTICLE I
Term; Responsibilities

1.1. The term of this Agreement is ten (10) years from the Effective Date and shall thereafter automatically renew on the same terms on a year-to-year basis unless otherwise modified or terminated by the Parties.

1.2. During the term of this Agreement, ECG shall evaluate and acquire interests in wells it reasonably believes to be viable candidates for a workover using the lateral jetting services. ECG will retain the services of various engineers, geologists, geophysicists, landmen, accountants, attorneys, financial analysts, investment bankers or other professionals and related personnel deemed necessary in ECG's sole estimation to perform its obligations hereunder and accomplish the purposes hereof. ECG shall be deemed the finance manager of this joint venture and shall oversee the acquisition of interests of each well committed to be worked over and the acquisition and maintenance of any rigs, tools or other equipment necessary to accomplish the objectives of this joint venture.

1.3. During the term of this Agreement, MXM shall coordinate with ECG any acquisitions and activities related to the each Work Program, as hereinafter defined, which Work Program shall be mutually agreed to by and between MXM and ECG. Further, MXM shall

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coordinate with ECG each well committed to and to be worked over under the terms of each Work Program and shall be responsible for overseeing field personnel and workover activities related to each Work Program. ECG and MXM shall jointly review the owners/operators interests and contractual arrangements and jointly agree to any Work Program prior to same being implemented hereunder.

1.4. Each Party represents and warrants to the other upon its execution of this Agreement, and during all times this Agreement remains in force and effect, that it (i) is duly organized, legally existing and in good standing under the laws of the jurisdiction of its formation and in each jurisdiction in which it conducts business; (ii) has all requisite power, and has all licenses, authorizations, consents and approvals necessary to enter into this Agreement and to fully perform the transactions contemplated hereby and to carry on its business as now being or proposed to be conducted; and (iii) is not subject to any contracts, agreements, mortgages, encumbrances, orders, judgments or laws which would preclude or have a material adverse impact on its execution of this Agreement or the performance of its assumed obligations hereunder.

ARTICLE II
Meeting And Work Programs

2.1. During the term of this Agreement, ECG shall schedule regular meetings (not less than one meeting each month) at its offices at 1544 Sawdust Road, Suite 100, The Woodlands, Texas 77380, to apprise MXM as to the ongoing status of the evaluation of oil and/or gas wells for their viability as workover candidates using the lateral jetting services. At each meeting, ECG shall identify each well or groups of wells which it has evaluated and provide to MXM its estimation of each such well's potential for production increase should the well be worked over using the lateral jetting services, an estimate of the cost of such workover and the anticipated economics of such a workover (a "Work Program"). ECG shall also provide to MXM all information concerning the Interest(s) ECG expects to realize from the Work Program and any other relevant information which MXM deems necessary in order to fulfill its obligations hereunder.

2.2. Each Work Program shall contain (i) a specific description of the work to be performed on each well included in the Work Program together with an authority for expenditure ("AFE") containing an itemized estimate of the cost and expenses to be incurred to complete the Work Program; (ii) the anticipated increase in production for each well, and the anticipated economics considering the costs of the work and the incremental increase in revenue from the increase in productivity of each well; (iii) a description of the Interest(s) expected to be realized by ECG, including a copy of the written commitment by any person not a Party hereto to participate in such Work Program (typically the operator or well owner) and to convey Interest(s) to ECG; (iv) a description of the labor, services, goods, supplies, materials, machinery, equipment and other items (collectively, "Services") to be provided by ECG for the Work Program; (v) a description of the Services to be provided by MXM for the Work Program; and (vi) any information reasonably requested by MXM in connection with each Work Program.

2.3. Upon agreement by the parties as to each Work Program, MXM shall promptly (within thirty (30) days) begin implementing the approved Work Program and shall provide ECG with an estimated time table for its completion. MXM's failure to implement a jointly approved Work Program shall constitute a material breach of this Agreement.

ARTICLE III
Conduct of Work Programs

3.1. MXM shall oversee and coordinate with the designated operator of each well included in a Work Program. ECG may appoint a field representative accompany MXM personnel to monitor field operations. To the extent necessary to use the lateral jetting services, MXM shall act as contract operator of the down hole tools used in connection with the lateral jetting services.

3.2. The Parties will, and will cause their contractors and subcontractors to, cooperate with each other and all other contractors and subcontractors performing Services on any well included in a Work Program. ECG will use its best efforts to ensure that field conditions are satisfactory so as to enable MXM to promptly complete its Services.

3.3. Unless otherwise specified in writing by ECG, MXM will supply or obtain all employees, agents or representatives, equipment, superintendents, training of MXM's employees and other services necessary for MXM to properly perform the Services to be provided by MXM in accordance with the Work Program. MXM will perform its Services in strict accordance with the terms and conditions of the Work Program and this Agreement and with the standard of care, skill and diligence normally provided by professionals in the same industry performing the same or similar types of services. MXM expressly warrants that it shall perform all services in a safe, competent, and workmanlike manner, using skilled, competent and experienced workmen and supervisors and in accordance with good oil field servicing practices. All materials, equipment, supplies or manufactured articles furnished by MXM in the performance of its Services shall be selected and used with good oil field practice for their respective purposes and shall be free from known defects. In connection with a Work Program, MXM shall not knowingly employ, retain, or utilize any subcontractor or person whose employment violates any applicable labor, employment or other laws, including without limitation any person who is a minor.

3.4. Likewise, ECG will supply rigs, tools and any and all equipment necessary to enable MXM to perform Services in accordance with a given Work Program. All materials, equipment, supplies or manufactured articles furnished by ECG in the performance of Services shall be selected and used with good oil field practice for their respective purposes and shall be free from known defects.

3.5. The Parties agree to maintain all equipment or material provided in connection with a Work Program in good operating condition at all times and shall use all reasonable means to prevent any accidents, fires or blowouts, to protect the hole, and to protect personnel and equipment.

ARTICLE IV

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Relationship of the Parties

4.1. It is expressly understood that MXM will perform its Services hereunder as a independent contractor. ECG will exercise no control over the MXM's employees, servants, agents or representatives, nor those of its subcontractor(s), nor the methods or means employed by MXM in the performance of such Services, ECG being solely interested in the attainment of the desired results. Nothing in this Agreement, any Work Program or in any addendum thereto will be construed to create any relationship of employer/employee, master/servant, principal/agent or partnership. Except as expressly provided herein, MXM will have no power to obligate, incur any liability for or bind ECG in any manner whatsoever. Except as expressly provided herein, ECG will have no power to obligate, incur any liability for or bind MXM in any manner whatsoever.

4.2. No federal, state or local income, social security, unemployment or other employment taxes of any kind will be withheld or paid by either Party on behalf of the other or its employees or agents. In accordance with the terms of this Agreement and the understanding of the parties hereto, neither Party or its employees or agents will be treated as employees of the other Party with respect to the services performed hereunder for federal, state or local tax purposes. Each Party understands and agrees that it is responsible for withholding or paying its employees' income, social security, unemployment and employment taxes in accordance with federal, state and local laws.

4.3. Each Party shall at all times during the term of this Agreement designate a representative or representatives to make and accept communications at the work site. Except where the circumstances reasonably permit other means of communication, the Parties agree that all communications concerning the Services being actively provided at the work site shall be made through these designated representatives.

ARTICLE V
Consideration, Invoicing and Payment

5.1. MXM shall be responsible for the costs and expenses, including wear and tear or consumption, of the Services provided by MXM under each Work Program. ECG shall be responsible for all other costs associated with this Agreement and each Work Program including the costs of acquiring wells and the anticipated Interest(s) therein, the costs of rigs, tools and related equipment, and the costs of acquiring the technical information necessary to create and complete each Work Program.

5.2. ECG shall pay to MXM a day rate of $2,500.00 per day per well (the "Day Rate") for each day or portion thereof that any lateral jetting services is being performed on a well in connection with the Services to be provided by MXM under a Work Program. This Day Rate payment shall be paid on an estimated basis within three (3) days of MXM's receipt of the Work Program. Within fifteen (15) days after the conclusion of MXM's Services on each Work Program, the Parties shall determine the appropriate adjustment to such estimated payment consistent with the actual days a workover rig was on a well or wells performing Services in

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connection with such Work Program. Within three (3) days thereafter, the appropriate Party shall make a correcting payment in accordance with the adjustment due.

5.3. For each well in a Work Program on which MXM provides lateral jetting services in connection with its Services under a Work Program, ECG shall deliver and pay to MXM fifty percent (50%) of ECG's actual net earnings (i.e. earnings before deduction of taxes, depreciation and amortization) realized by ECG from its Interest(s) in such well, payable within thirty (30) days of the close of each calendar quarter.

ECG shall establish and maintain a proper accounting for each such well in accordance with the terms of this Article and good accounting practices. The books of account and records of ECG shall at all reasonable times be open for examination, inspection, copying and audit by MXM and its representatives at MXM's sole expense.

5.4. For each well in a Work Program on which MXM provides lateral jetting services in connection with its Services under a Work Program at the end the month following the Effective Date, ECG shall pay to MXM a one time fee of $1,000 per well within fifteen (15) days of such Effective Date.

5.5. Any amount not paid to MXM when due under the terms hereof shall bear interest at the lesser rate of 12% per annum or the highest rate permitted by applicable law.

5.6. The Parties agree to maintain and preserve all books, records, and financial data generated in connection with this Agreement for a period of two (2) years from the date such information is generated. At its own expense, each Party shall have the right to audit the other Party's books, records and financial data generated in connection with this Agreement, and each Party agrees to produce such books, records, and financial data for the other Party's inspection at any reasonable time within such two-year period.

5.7. The obligations of the Parties under this Article will survive termination of this Agreement.

ARTICLE VI
Insurance

6.1. At any and all times during the term of this Agreement, each Party shall at its own expense maintain, or cause its subcontractors to obtain, with an insurance company or companies authorized to do business in the state where the Work Program is to be performed or through a qualified self-insurance program, insurance coverage of the kind and in the minimum amounts covering the such Party and its respective employees, agents, contractors, subcontractors, directors, members, employees and officers and covering its Services as follows:

A. Workers' Compensation, Employers' Liability, and Occupational Disease Insurance as required by applicable state or federal statutes for all jurisdictions where any Work

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Program is performed under this Agreement. Notwithstanding minimum requirements prescribed by any State or Federal statute, the limits of such insurance shall not be less than $1,000,000 Per Accident for Injury, $1,000,000 Per Employee for Sickness, and $1,000,000 Per Occurrence for Sickness;

B. Commercial General Liability Insurance Policy with $1,000,000 for Each Occurrence, and $2,000,000 General Aggregate, and $1,000,000 Aggregate Products/Completed Operations, and $1,000,000 Aggregate Personal/Advertising Injury, and $1,000,000 Underground Resources, and specifically including the following Endorsements:

(a) PREMISES / OPERATIONS;

(b) BROAD FORM COMMERCIAL GENERAL LIABILITY INDEPENDENT CONTRACTORS;

(c) BROAD FORM PROPERTY DAMAGE; and

(d) BROAD FORM ADDITIONAL INSUREDS.

C. Physical Damage Insurance on property to the extent of its fair market value;

D. Excess Liability Insurance over that required in Paragraphs 6.1 A, B and C with minimum limits of $5,000,000, specifically endorsed to cover such Party's Contractual Liability; and

E. If such Party utilizes any aircraft for the performance of any services or delivery of any equipment under this Agreement, said Party shall procure Aviation Liability Insurance to cover all aircraft so utilized, with a combined Bodily Injury and Property Damage limit of not less than $2,000,000 per accident or occurrence.

6.2. Prior to commencing work under this Agreement, each Party shall procure, from each of its insurers (including but not limited to the insurers issuing the insurance policies set forth in Section 6.1 A. through 6.1 E.) a written and enforceable waiver of any subrogation rights such insurers may have or otherwise acquire against the other Party and/or any person(s) or entities for whom the other Party is performing operations or services.

6.3. With the exception of Workers' Compensation, Employers' Liability, and Occupational Disease coverage, each Party further agrees to name the other Party and its affiliate(s) as additional insured on the insurance policies set forth in Section 6.1 A. through 6.1 E., and shall cause all such insurance policies to be specifically endorsed to state that all such insurance policies shall be primary to and not concurrent with or excess of any insurance policies procured by the other Party that may apply to any such occurrence, accident or claim. Further, each Party shall cause all such insurance policies to be specifically endorsed to delete all "other insurance" provisions which might otherwise apply to any insurance policies procured by the other Party, its affiliated, subsidiary and/or interrelated companies.

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6.4. All insurance obtained by either Party shall be issued by insurance companies with an A.M. Best & Co. rating of "B" or higher (or alternatively underwritten by Underwriters at Lloyds). All such insurance shall be maintained in full force and effect during the term of this Agreement, and shall not be canceled, altered, or amended without thirty (30) days' prior written notice having first been furnished by the other Party.

6.5. Each Party shall cause its insurers to furnish the other Party with true and correct certificates of insurance evidencing that such Party has procured all coverage required by this Agreement and in the form required by this Agreement. Each Party shall have the right but is in no way obligated to inspect certified copies of the other Party's insurance policies.

6.6. In the event either Party maintains a plan(s) of self-insurance to insure any part of the risks otherwise covered by the insurance requirements of Section 6.1 A. through 6.1 E., such plan of self-insurance shall not satisfy the requirements of this Section unless an authorized representative of the other Party expressly consents in writing to such Party's use of such plan(s) of self-insurance.

6.7. Either Party's maintenance of the insurance described in any Section of this Agreement shall not affect or limit any indemnity obligations or liabilities of such Party (or its insurers) as specified herein. Each Party shall further satisfy any and all deductibles contained in any insurance policies set forth in Section 6.1 A. through 6.1 E. which may be otherwise applicable to the other Party as an additional assured under such insurance policies.

6.8 ECG shall, at ECG's expense, maintain or cause its affiliates to maintain, with an insurance company authorized to do business in the state where the vehicles are registered and/or operating, or throught a qualified self-insurance program, Automobile Liability Insurance with $1,000,000 Each Accident, Bodily Injury and Property Damage covering ECG-owned (or affiliate owned) vehicles.

ARTICLE VII
Indemnities

7.1. MXM shall protect, release, defend, indemnify and hold harmless ECG and any and all affiliates of ECG, and any and all their respective employees, agents, contractors, subcontractors, shareholders, members, directors, officers or assigns (the "ECG Group") from and against all liabilities, claims, demands, debts, damages, fines, penalties, losses, causes of action, suits, expenses and costs of any nature whatsoever (including but not limited to court, arbitration and attorneys' costs and fees, and any expenses and costs incurred in the control or removal of pollution, debris or contamination) and claims, demands or causes of action for bodily injury, illness or death asserted, and for property damage or loss asserted or suffered arising out of performance hereunder by MXM or any other member of the MXM Group, unless caused by the gross negligence, willful misconduct or strict liability of any member of the ECG Group.

7.2 ECG shall protect, release, defend, indemnify and hold harmless MXM and any and all affiliates of MXM and any and all their respective employees, agents, contractors, subcontractors, shareholders, members, directors, officers or assigns (the "MXM Group") from and against all liabilities, claims, demands, debts, damages, fines, penalties, losses, causes of action, suits, expenses and costs of any nature whatsoever (including but not limited to court, arbitration and attorneys' costs and fees, and any expenses and costs incurred in the control or removal of pollution, debris or contamination) and claims, demands or causes of action for bodily injury, illness or death asserted or suffered, arising out of performance hereunder by ECG or any other member of the ECG Group, unless caused by the gross negligence, willful misconduct or strict liability of any member of the MXM Group.

ARTICLE VIII
Taxes and Claims

8.1. Each Party agrees to promptly pay all taxes, licenses, and fees levied or assessed on it in connection with or incident to the performance of this Agreement by any governmental agency (including but not limited to unemployment compensation insurance, employee benefits, Social Security, and/or payroll taxes) upon the wages of such Party's employees.

8.2. MXM agrees not to permit liens or other encumbrances of any kind to be affixed to any lease, well(s), or land on which a well(s) is located or other property belonging to ECG or others arising out of Services performed under this Agreement by MXM except for liens or other rights or interests asserted by MXM in connection with ECG's breach of any obligation hereunder. MXM agrees to indemnify, protect, defend, and hold ECG harmless from and against all such claims, charges and/or liens. If MXM shall be in default of its obligation under the preceding sentences, ECG shall have the right, but is in no way obligated, to pay any such claims or indebtedness out of any sums otherwise due MXM hereunder; provided, however, that ECG shall not pay any claim or indebtedness that is being actively contested by MXM, and for which MXM has taken all actions necessary (including posting bond when appropriate) to protect the lease, the well, the land on which the well is located and other property belonging to ECG or to any person or entity for whom ECG is performing services from any such liens.

8.3. ECG may require MXM to furnish reasonable proof that no liens or other encumbrances of any kind are affixed to any lease, well(s), or land on which a well(s) is located or other property belonging to ECG or others arising out of Services performed under this Agreement.

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ARTICLE IX
Laws, Rules and Regulations

9.1. The Parties respectively agree to comply with all laws, statutes, codes, rules, and regulations, which are now or may become applicable to operations covered by this Agreement or arising out of the performance of such operations.

9.2. Without limitation, the Parties agree that their respective employees, agents, subcontractors, and subcontractors' employees shall comply with the following regulations:

A. The Equal Opportunity Clause prescribed in 1 CFR 60-1.4;

B. The Affirmative Action Clause prescribed in 41 CFR 60-250.4 regarding veterans and veterans of the Vietnam era;

C. The Affirmative Action Clause for handicapped workers prescribed in 41 CFR 60-741.4;

D. The Certification of Compliance with Environmental Laws prescribed in 40 CFR 15.20;

E. The Occupational Safety and Health Standards prescribed in 29 CFR Part 1910, Subparts A-Z; and

F. For work performed in whole or in part within Texas, all applicable provisions of the Texas Natural Resources Code and Texas Railroad Commission regulations.

Each of these regulations is incorporated in this Agreement by reference as if fully set out herein.

9.3. If either Party is required to pay any fine or penalty resulting from the other Party's failure to comply with such laws, statutes, codes, rules, or regulations, the Party failing to comply shall immediately reimburse the other for any such payment.

ARTICLE X
Force Majeure

10.1 Except for the duty to make payments hereunder when due, and the indemnification provisions under this Agreement, neither ECG nor MXM shall be responsible to the other for any delay, damage or loss caused or occasioned by a Force Majeure Event. As used in this Agreement, "Force Majeure Event" includes: acts of God, action of the elements, warlike action, terrorism, insurrection, revolution or civil strife, piracy, civil war or commotion of a hostile nature, strikes, differences with workers, acts of public enemies; impact of federal or state laws, rules and regulations of any governmental authorities having jurisdiction over the premises, or of any other group, organization or informal association (whether or not formally recognized as a government). Delays due to the above causes, or any of them, shall not be deemed to be a breach of or failure to perform under this Agreement. Neither ECG nor MXM shall be obligated

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to intervene in or adjust any labor or similar disputes, except where required to do so by applicable law.

ARTICLE XI
Governing Law and Dispute Resolution

11.1. All matters arising out of the validity, interpretation, performance or breach of any part of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas, except the choice-of-law and conflicts-of-law principles of such state.

11.2. In the event that any disputes or controversies arise between ECG and MXM concerning any of the parties' rights or obligations under this Agreement, ECG and MXM agree that unless immediate and irreparable injury is apparent, all such disputes or controversies shall be first subject to at least one good faith attempt at mediation before a neutral third-party mediator in Montgomery County, Texas, prior to bringing an action in a court of competent jurisdiction. ECG and MXM agree that all proceedings arising under this Agreement shall be brought exclusively in a federal or state court within the State of Texas, having jurisdiction.

ARTICLE XII
Patents, Proprietary Rights and Confidentiality

12.1. MXM represents and warrants that the use of the Landers Horizontal Technology and any and all tools and equipment furnished by MXM and used in the Services provided for herein does not infringe on any license or patent issued or applied for. In addition to all other indemnity provisions contained herein, MXM agrees to indemnify and hold ECG harmless from any and all claims, demands, and causes of action of every kind and character in favor of or made by an patentee, licensee, or claimant of any rights or priority to such technology, tools or equipment, or the use or construction thereof, that may result from or arise out of furnishing or use of any such tool or equipment by MXM in connection with the Services performed on any Work Program hereunder.

12.2. Except to the extent provided to the contrary hereunder, each Party agrees that it will take all reasonable steps to keep secret and confidential and not disclose to any third party, any technological information, geological or geophysical data, progress reports or other information which it may receive as a result of Services performed hereunder or in connection with this Agreement; provided, however, that these restrictions shall not apply to information which (i) is in, or has entered into, the public domain without breach of the provisions of this section; (ii) is in the possession of a party receiving same as a result of prior receipt thereof from another party (not a party to this Agreement) prior to the time of such receipt under this Agreement, (iii) may lawfully be obtained as a matter of right by the party receiving same from another source, (iv) is required to be disclosed by law or the rules of any governmental agency or an applicable stock exchange, or (v) is furnished to affiliates, or to bona fide prospective purchasers, mortgagees, prospective mortgagees, lenders, prospective lenders, prospective joint program participants and consultants for evaluation purposes provided that any person furnished information pursuant to this clause agrees not to communicate such information to any other

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party or to use it for their own benefit in a manner adverse to the interests of the any Party hereto. Each party shall take all reasonable steps to require its employees and consultants to be bound by the provisions of this section in the same manner as it is bound hereunder.

12.3. MXM will be the owner of the License and all information, ideas, inventions, works of authorship, know how, discoveries, techniques, data, devices, copyrights, patents, concepts and other discoveries made by any Party during the performance of any Services by MXM under this Agreement insofar as same is in any way related to or arises out of or in connection with the use of the Landers Horizontal Technology. If so requested by MXM, ECG agrees to do all things necessary, at MXM's sole cost and expense, to obtain patents or copyrights on any such intellectual property in the name of MXM to the extent that same may be patented or copyrighted, and further agrees to execute such documents as may be necessary to implement and carry out the provisions of this section. All materials prepared or developed by ECG during or for the performance of Services by MXM using the Landers Horizontal Technology, including documents, calculations, maps, seismic information, sketches, notes, reports, data, models, samples, manuals and other educational and training materials or aids will become the property of MXM when prepared, whether delivered to MXM or not, and will, together with any materials furnished to ECG by MXM hereunder, be delivered by MXM upon request and, in any event, upon termination of this Agreement. ECG acknowledges that: (1) compliance with this section is necessary to protect the MXM's business and good will; (2) a breach of this section will irreparably and continually damage the MXM; and (3) an award of money damages will not be adequate to remedy such harm. Consequently, ECG agrees that, in the event it breaches or threatens to breach any of the covenants in this section, MXM will be entitled to both: (1) a preliminary or permanent injunction in order to prevent the continuation of such harm; and (2) money damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorneys' fees incurred by the MXM in enforcing the provisions of this Agreement. Nothing in this Agreement, however, will prohibit MXM from also pursuing any other remedy. As money damages for the period of time during which ECG violates these covenants, MXM will be entitled to recover the full amount of any fees, compensation, or other remuneration earned by ECG as a result of any such breach.

12.4. The obligations of ECG under this Article will survive termination of this Agreement.

ARTICLE XIII
Assignment and Other Terms

13.1. MXM agrees to not assign nor delegate any part of this Agreement nor any part of the Services required hereunder (except for work normally performed by subcontractors) without prior written consent of the ECG. ECG may assign its rights and obligations under this Agreement to its affiliates and/or subsidiaries without MXM's consent. ECG agrees not to assign any right to payment that may accrue in favor of MXM without MXM's written consent or unless compelled to do so by an authorized governmental agency. If ECG makes any assignment that significantly alters MXM's financial burden, MXM's compensation shall be adjusted to correlate to any substantial increase in MXM's operating costs. No assignment of either Parties

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interest herein or in any well committed to a Work Program shall be effective unless and until the assignees expressly agrees in writing to be bound by the terms hereof.

13.2. No waiver by either Party of any of the terms, provisions or conditions hereof shall be enforceable against such Party unless said waiver shall be in writing and signed by an authorized officer of said Party.

13.3. ECG and MXM agree that if any Court construing this Agreement shall determine that any provision of this Agreement is inconsistent with or contrary to any applicable law, statute, code, rule, or regulation, said provision shall be deemed to be modified to the extent required to comply with such law, statute, code, rule, or regulation, and this Agreement as so modified, shall remain in full force and effect.

13.4. ECG and MXM agree that if any Court continuing this Agreement shall determine that any provision of this Agreement is unenforceable or void as contrary to law, then such provision shall be deemed severed from this Agreement without affecting any remaining provisions hereof.

13.5. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, nothing herein contained shall be construed as permitting an assignment contrary to the terms and provisions of this Agreement.

13.6. This Agreement and any instruments contemplated hereby constitutes the sole and entire agreement and understanding of the Parties relating to the subject matter hereof. This Agreement supersedes and automatically revokes any and all prior discussions, negotiations, commitments and understandings between the parties, whether oral or otherwise, relating to the subject matter of this Agreement.

13.7 This Agreement may not be amended, modified, changed or supplemented in any way, except by a written instrument that expressly references this Agreement and is signed by both Parties.

ARTICLE XIV
Termination

14.1. This Agreement shall remain in force and effect until canceled by either Party by giving the other Party 180 days notice in writing at the respective address of either Party. Any such cancellation shall not relieve either Party of any obligation(s) which arose under this Agreement prior to the effective date of cancellation.

14.2. If either Party: (a) becomes insolvent or bankrupt or commences bankruptcy, insolvency, reorganization, stay, moratorium, or similar debtor relief proceedings or has any such proceedings involuntarily commenced against it; (b) fails to proceed with the Agreement with due diligence and in a competent manner; (c) assigns, subcontracts or transfers its rights or obligations under this Agreement except as otherwise expressly permitted hereunder; (d) fails to

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obtain or maintain in full force and effect throughout the term of this Agreement any insurance policy required hereunder or any license, permit, authorization or governmental approval required in connection with its performance of the work or services; or (c) otherwise fails to perform or observe any obligation, term, condition or stipulation contained in this Agreement, then in any such case, such Party will be in default under this Agreement and the other Party may exercise any and all remedies available under applicable Law, including without limitation the right to:

A. elect to suspend payment under this Agreement until the default has been remedied;

B. take the Services remaining to be completed out of the hands of the defaulting Party; or

C. immediately cancel this Agreement by notice to the defaulting Party.

14.3. In the event of any termination by either Party due to the other Party's default, the non-defaulting Party may, but shall not be obligated to, finish the Services by whatever methods said Party may deem expedient.

14.4 ECG and MXM expressly agree that time is of the essence respecting performance of this Agreement.

ARTICLE XV
Gifts and Gratuities

15.1. ECG's policy prohibits its employees or any member of their immediate family from accepting gifts, payments, extravagant entertainment, services, or loans in any form from any person seeking to establish or maintain business relations with ECG. Gifts of nominal value and entertainment, meals, and social invitations that are customary and proper under the circumstances and place no obligation upon the recipient are acceptable. If any employee of the ECG should solicit a gift or gratuity from the MXM, MXM hereby agrees to notify an officer of the ECG of such act. It is agreed that the ECG will keep such information confidential to the extent it may do so consistent with enforcement of this policy. It is further understood that MXM's failure to comply with this policy regarding gifts and gratuities shall constitute a material breach of this Agreement and may result in termination of this Agreement and all dealings between the parties.

ARTICLE XVI
Drugs and Alcohol

16.1. It is ECG's policy to prohibit the use, transportation and possession of firearms, drugs and/or controlled substances, drug paraphernalia and alcoholic beverages on any worksite, drilling location, or ECG's other premises. This policy also applies to transportation to or from any such worksite or location. Controlled substances include marijuana, amphetamines,

barbiturates, opiates, cocaine, codeine, morphine, hallucinogenic substances (LSD) and any substance defined as a "controlled substance" under Texas Health & Safety Code §481.002(5).

16.2. These policies apply to MXM's employees, agents, servants, subcontractors, subcontractors' employees, and invitees of any person or entity.

16.3. ECG specifically reserves the right but is in no way obligated to carry out, without prior announcement, reasonable searches of individuals, their personal effects, and vehicles when entering, present on, and leaving premises where work is to be performed. Although individuals may refuse to permit a search, individuals refusing a search may be denied access to the well site or ECG's premises. Individuals violating applicable law or this policy are subject to immediate removal from the worksite or location. MXM agrees to notify its employees, agents, servants, subcontractors, subcontractors' employees, and invitees of this prohibition and its enforcement.

ARTICLE XVII
Conflict with Other Agreements

17.1. In the event there is a conflict between the provisions of this Agreement and the provisions of any other agreements between the Parties hereto, the provisions of this Agreement will control and govern the rights and obligations of the Parties; provided, however, in the event there is a conflict between the provisions of this Agreement the terms and conditions of any Work Program hereunder, the terms and conditions of the Work Program shall control.

ARTICLE XVIII
Notices and Claims

18.1. ECG and MXM agree to immediately furnish written notice to the other party of any and all accidents, injuries, or damage to property which may occur in connection with the performance of any Work under this Agreement and/or claims, demands, and lawsuits which may arise out of the performance of any Work under this Agreement, and shall immediately send to the other party copies of any and all such written claims, demands, and lawsuits.

18.2 Except as otherwise provided herein, all notices or other communications required or permitted hereunder will be in writing, will be delivered personally or sent by certified mail or by an overnight delivery service that operates on a nationwide basis, and routinely issues receipts, and will be considered given upon the earlier of actual receipt or forty-eight (48) hours after mailing postage prepaid. All such notices will be addressed as follows:

If to ECG:

Darin H. Mangum, Esq., General Counsel
ENERGY CAPITAL GROUP, LLC
1544 Sawdust Road, Suite 100
The Woodlands, Texas 77380

{L0026993.1}

If to MXM:

____
____
____

IN WITNESS WHEREOF, the parties hereto have accepted the terms of this Agreement by executing the same in several counterparts, each of which shall be considered as an original, on the dates set forth below their respective signatures, to be effective as of the first date written above.

ECG:

ENERGY CAPITAL GROUP, LLC
a Nevada limited liability company

By: M.R. "Bricks" Corbin
M.R. "Bricks" Corbin
President

Date: 3-25-05

MXM:

MAXIM TEP, INC.
a Texas corporation

By: Dan Williams
Dan Williams
President and Chief Executive Officer

Date: 3/23/05

{L0026993.1}

ASSIGNMENT

The undersigned, pursuant to Article 13.1 of the Master Joint Venture Agreement dated March 23 , 2005, by and between ENERGY CAPITAL GROUP, LLC, and MAXIM TEP, INC., (the "Agreement") hereby assigns its rights and obligations under the Agreement to its wholly-owned subsidiary, WELL ENHANCEMENT SERVICES, LLC, a Nevada limited liability company, effective as of the date set forth below.

DATED this 13 day of May, 2005.

ENERGY CAPITAL GROUP, LLC

By: [signature]
M. R. "Bricks" Corbin
President

LATERAL JET TECHNOLOGY
LICENSE AGREEMENT

THIS LATERAL JET TECHNOLOGY LICENSE AGREEMENT (this "Agreement"), to be effective as of February 28, 2005 (the "Effective Date"), is by and between ENERGY CAPITAL GROUP, LLC, a Nevada limited liability company having its principal place of business at 1544 Sawdust Road, Suite 100, The Woodlands, Texas 77380, and its successors, assigns and/or affiliates in which it acts as manager or general partner (collectively "ECG"), and Maxim TEP, Inc., a Texas corporation having its principal place of business at 9400 Grogan's Mill Road, Suite 205, The Woodlands, Texas 77380 ("MXM"). Collectively, ECG and MXM may be referred to in this Agreement as the "Parties" or individually as a "Party".

WITNESSETH:

WHEREAS, MXM warrants that it owns or controls rights to the innovative petroleum enhancement production technology known as "lateral jet drilling" and/or "Landers Horizontal Drilling" as developed by Mr. Carl Landers of Landers Horizontal Drill, Inc., covered by Patent Nos. 5,413,184 and 5,853,056 and related patents, to improve the production potential of new and existing oil and gas wells (the "Technology") and that it has the legal right to license the use of said Technology to ECG;

WHEREAS, ECG is engaged in the business servicing of marginally producing oil and gas wells and desires to obtain a valid license to utilize the Technology to improve the production of such wells;

NOW THEREFORE, in consideration of the premises herein and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto agree to follows:

1. MXM hereby grants to ECG the right and license to utilize the Technology for the term of five (5) years.

2. The license herein granted may not be assigned by ECG except upon written permission of MXM. No right to grant sublicenses is intended or granted.

3. The license granted herein shall extend throughout the continental United States.

4. As consideration for the license granted, ECG shall pay MXM a royalty in the amount of $30,000.

5. The license herein granted shall extend for the full term of any United States Letters Patent licensed hereunder unless terminated as provided hereinafter.

6. MXM may terminate this agreement forthwith upon written notice to ECG in the event that ECG shall become insolvent, or make an assignment for the benefit of creditors, or be adjudicated a bankrupt, or have a receiver appointed for all or a major portion of its assets.

7. In the event that ECG shall be in default of its obligations hereunder, MXM may give written notice to ECG of the default. MXM shall have the right to terminate this agreement upon written notice in the event that the default is not cured within a thirty day period from such notice.

8. The right to terminate this Agreement shall be cumulative, and the failure to exercise such right in the event of any occurrence shall not constitute a waiver of the right in the event of any subsequent such occurrence.

9. Termination of the Agreement shall not relieve ECG of its obligation to account for, and make payment to MXM of the royalties payable pursuant to this Agreement.

10. Except as may be otherwise provided, all notices and other communications required or permitted to be given pursuant hereto shall be in writing and shall be valid and sufficient if dispatched by Registered or Certified Mail, postage prepaid, and addressed to the Party at the address set forth above, or at such new address as may be hereafter provided.

11. The initial term of this Agreement shall thereafter be automatically extended for further periods of five (5) years each upon ECG's additional payment of the royalty payment set forth herein until the expiration of the patents covering the Technology.

12. This Agreement constitutes the entire understanding between the Parties, and no modification or alteration thereof shall be effective unless in writing and duly executed by both Parties.

13. This Agreement shall be construed in accordance with the laws of the State of Texas.

14. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have set their hands and seals as of the date first above written.

for MXM:

MAXIM TEP, INC.
a Texas corporation

By: ______________________
Dan Williams
President and Chief Executive Officer

for ECG:

ENERGY CAPITAL GROUP, LLC
a Nevada limited liability company

By: ______________________
M. R. "Bricks" Corbin
President